EXHIBIT 21



                                  SUBSIDIARIES


                                     State or Other Jurisdiction
                                        of Incorporation or
Registrant     Subsidiary                   Organization
----------     ----------                   ------------

Remington      Remington Capital Corp.           Delaware
Remington      Remington Consumer Products       United Kingdom
                 Limited
Remington      Remington Corporation, L.L.C.     Delaware
Remington      Remington Licensing Corporation   Delaware
Remington      Remington Products Australia      Victoria,Australia
                     Pty. Ltd.
Remington      Shaver Shop Pty. Ltd.             Victoria,Australia
Remington      Remington Products (Canada), Inc. Canada
Remington      Remington Products GmbH           Germany
Remington      Remington Products New Zealand    New Zealand
                Limited
Remington      Remington Rand Corporation        Delaware





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